CHANGE IN TERMS AGREEMENT

Principal $2,628,691.32	Loan Date 11-21-1996	Maturity 03-10-2006	Loan No 1050113246	Call/Coll	Account	Officer	Initials

References in the shaded area are for Lender’s use only and do not limit the applicability of this document to any particular loan or item.

Any item above containing “***” has been omitted due to text length limitations

Borrower:	Secured Investment Resources Fund, L.P. II 4520 Main Ste 1000 Kansas City, MO 64111	Lender:	BANK OF THE WEST Kansas City BBC #21383 740 NW Blue Park Way Lee’s Summit, MO 64086 (888) 457-2692

Principal Amount: $2,628,691.32	Date of Agreement: December 10, 2005

DESCRIPTION OF EXISTING INDEBTEDNESS.

Promissory Note dated November 21, 1996 in the original principal amount of $2,628,691.32.

DESCRIPTION OF COLLATERAL.

Future Advance Deed of Trust and Security Agreement (including Assignment of Leases and Rents) dated November 21. 1996.

DESCRIPTION OF CHANGE IN TERMS.

1. Extension of Maturity Date. The Maturity Date of the Promissory Note shall be extended to March 10, 2006.

PAYMENT. Borrower will pay this loan in 2 regular payments of $18,954.29 each and one irregular last payment estimated at $2,394,218.07. Borrower’s first payment is due January 10, 2006, and all subsequent payments are due on the same day of each month after that. Borrower’s final Payment will be due on March 10, 2006, and will be for all principal and all accrued interest not yet paid. Payments include principal and interest. Unless otherwise agreed or required by applicable law, payments will be applied first to any accrued unpaid interest; then to principal: then to any unpaid collection costs; and then to any late charges. The annual interest rate for this Note is computed on a 365/360 basis; that is, by applying the ratio of the annual interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. Borrower will pay Lender at Lander’s address shown above or at such other place as

Lender may designate in writing.

2. Conditions Precedent. As a condition precedent to the effectiveness of this Change In Terms Agreement. Borrower agrees to pay Lender a fee of $2.500.00 in cash

3. Conditions Precedent. As a condition precedent to the effectiveness of this Change in Terms Agreement, Borrower agrees to pay Lender accrued interest of 812,963.83 in cash.

CONTINUING VALIDITY. Except as expressly changed by this Agreement, the terms of the original obligation or obligations, including all agreements evidenced or securing the obligation(s), remain unchanged and in lull force and effect. Consent by Lender to this Agreement does not waive Lender’s right to strict performance of the obligation(s) as changed, nor obligate Lender to make any future change in terms. Nothing in this Agreement will constitute a satisfaction of the obligation(s). It is the intention of Lender to retain as liable parties all makers and endorsers of the original obligation(s), including accommodation parties, unless a party is expressly released by Lender in writing. Any maker or endorser. including accommodation makers, will not be released by virtue of this Agreement. If any person who signed the original obligation does not sign this Agreement below, then all persons signing below acknowledge that this Agreement is given conditionally, based on the representation to Lender that the non-signing party consents to the changes and provisions of this Agreement or otherwise will not be released by it. This waiver applies not only to any initial extension, modification or release, but also to all such subsequent actions.

CONTINUED ON NEXT PAGE

JURY WAIVER. Lender and Borrower hereby waive the right to any jury trial in any action, proceeding. or counterclaim brought by either Lender or Borrower against the other.

PRIOR TO SIGNING THlS AGREEMENT. BORROWER READ AND UNDERSTOOD ALL THE PROVISIONS OF THlS AGREEMENT. BORROWER AGREES TO THE TERMS OF THE AGREEMENT.

CHANGE IN TERMS SIGNERS:

SECURED INVESTMENT RESOURCES FUND, L.P. II

MILLENIUM MANAGEMENT, LLC, General Partner of Secured Investment Resources Fund, L.P. II

By:	/S/ JOHN ANDERSON	/S/ W. ROBERT KOHORST
	John Anderson, Designated Agent of Millenium Management, LLC	W. Robert Kohorst, Designated Agent of Millenium Management, LLC

BANK OF THE WEST
By:
Mike Yancy, Loan Officer of BANK OF THE WEST

RESOLUTION OF LIMITED LIABILITY COMPANY PARTNER

Principal $2,628,691.32	Loan Date 11-21-1996	Maturity 03-10-2006	Loan No 1050113246	Call/Coll	Account	Officer	Initials

References in the shaded area are for Lender’s use only and do not limit the applicability of this document to any particular loan or item.

Any item above containing “***” has been omitted due to text length limitations

Borrower:	Secured Investment Resources Fund, L.P. II 4520 Main Ste 1000 Kansas City, MO 64111	Lender:	BANK OF THE WEST Kansas City BBC #21383 740 NW Blue Park Way Lee’s Summit, MO 64086 (888) 457-2692
Company:	Millenium Management, LLC 199 S. Los Robles Ave., #200 Pasadena, CA 91101

WE, THE UNDERSIGNED, DO HEREBY CERTIFY THAT:

THE COMPANY’S EXISTENCE. The complete and correct name of the Company is Millenium Management, LLC (”Company”). The Company is a limited liability company which is, and at all times shell be, duly organized, validly existing, and in good standing under and by virtue of the laws of the State of California. The Company is duly authorized to transact business in the State of Missouri and all other states in which the Company is doing business, having obtained all necessary filings, governmental licenses and approvals for each state in which the Company is doing business. Specifically, the Company is, and at all times shall be, duly qualified as a foreign limited liability company in all states in which the failure to so qualify would have a material adverse effect on its business or financial condition. The Company has the full power and authority to own its properties and to transact the business in which it is presently engaged or presently proposes to engage. The Company maintains an office at 199 S Los Robles Ave Suite 200, Pasadena, CA 91101. Unless the Company has designated otherwise in writing. The principal office is the office at which the Company keeps its books and records including its records concerning the Collateral. The Company will notify Lender prior to any change in the location of The Company’s state of organization or any change in The Company’s name. The Company shall do all things necessary to preserve and to keep in full force and effect its existence. rights and privileges, and shall comply with all regulations, rules, ordinances. statutes, orders and decrees of any governmental or quasi-governmental authority or court applicable to the Company and The Company’s business activities.

RELATIONSHIP. The Company is a Partner in Secured Investments Resources Fund, L.P. II. Secured investment Resources Fund. L.P. II has, including those which may be described on any exhibit or schedule attached to this Resolution. The Company has considered the value to itself of Secured Investment Resources Fund. L.P. II.

AUTHORIZATION TO BE A PARTNER. The Company is authorized to be and become a Partner in the Partnership named Secured lnvestment Resources Fund. L.P. II, whose office is at 4620 Main Ste 1000, Kansas City, MO 64111

RESOLUTIONS ADOPTED~~. At a meeting of the members of the Company, duly called and held on and held on _______. At which a quorum was present and voting, or~~ (SES) By other duly authorized action in lieu of a meeting, the resolutions set forth in this Resolution were adopted.

MEMBERS. The following named persons are members of Millenium Management, LLC:

NAMES	TITLES	AUTHORIZED	ACTUAL SIGNATURES
John Anderson	Agent	y	/S/ John Anderson
W Robert Kohorst	Agent	Y	/S/ W. Robert Kohorst

ACTIONS AUTHORIZED. Any two (2) of the authorized persons listed above may enter into any agreements of any nature with Lender, and those agreements will bind the Company. Specifically, but without limitation, any two (21 of such authorized persons are authorized, empowered, and directed to do the following for and on behalf of the Company:

Execute Documents. To execute and deliver to Lender the form of and other loan documents submitted by Lender, confirming the nature and existence of Secured Investment Resources Fund, L.P. II, including the Company’s participation in secured Investment Resources Fund, L.P. II as a Partner.

Authorize Members. To authorize other members or employees of the Company, from time to time, to act in their stead or as their successors on behalf of the Company as the Partner in Secured Investment Resources Fund, L.P. II.

Further Acts. To do and perform such other acts and things and to execute and deliver such other documents and agreements, including agreements waiving the right to a trial by jury, as the members may in their discretion deem reasonably necessary or proper in order to carry into effect the provisions of this Resolution.

NOTICES TO LENDER. The Company will promptly notify Lender in writing at Lender’s address shown above (or such other addresses as Lender may designate from time to time) prior to any (A) change in the Company’s name; (B) change in the Company’s assumed business name(s); (C) change in the management or in the Members of the Company; (D) change in the authorized signor(s); (E) change in the Company’s principal office address; (F) change in the Company’s state of organization; (G) conversion of the Company to a new or different type of business entity; or (H) change in any other aspect of the Company that directly or indirectly relates to any agreements between the Company and Lender. No change in the Company’s name or state of organization will take effect until after Lender has received notice.

PARTICIPATION AUTHORIZED. The Company’s participation in Secured Investment Resources Fund, L.P. II as a Partner and the execution, delivery, and performance of the documents described herein have been duly authorized by all necessary action by the Company and do not conflict with, result in a violation of, or constitute a default under (A) any provision of its articles of organization, or any agreement or other instrument binding upon the Company or (El any law. governmental regulation, court decree, or order applicable to the Company.

CERTIFICATION CONCERNING MEMBERS AND RESOLUTIONS. The members named above are duly elected, appointed. or employed by or for the Company, as the case may be, and occupy the positions set opposite their respective names. This Resolution now stands of record on the books of the Company. is in full force and effect, and has not been modified or revoked in any manner whatsoever.

CONTINUING VALIDITY. Any and all acts authorized pursuant to this Resolution and performed prior to the passage of this Resolution are hereby ratified and approved approved. This Resolution shall be continuing, shall remain in full force and effect and Lender may rely on it until written notice of its revocation shall have been delivered to and received by Lender at Lender’s address shown above (or such addresses as Lender may designate from time to time. Any such notice shall not affect any of the Company’s agreements or commitments in effect at the time notice is given.

RESOLUTION OF LIMITED LIABILITY COMPANY PARTNER

Loan No: 10501 13246	(Continued)	Page 2

IN TESTIMONY WHEREOF. we have hereunto set our hand.

We each have read all the provisions of this Resolution, and we each personally and on behalf of the Company certify that all statements and representations made in this Resolution are true and correct This Resolution of Limited Liability Company Partner is dated 12/9/05.

CERTIFIED AND ATTESTED BY:
By:	/S/ JOHN ANDERSON
Authorized Signor for Millenium Management, LLC

By:	/S/ W. ROBERT KOHORST
Authorized Signer for Millenium Management, LLC